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                     March 28, 2022

       Marshall Witt
       Chief Financial Officer
       TD SYNNEX CORP
       44201 Nobel Drive
       Freemont, CA 95438

                                                        Re: TD SYNNEX CORP
                                                            Form 10-K for
Fiscal Year Ended November 30, 2021
                                                            File No. 001-31892

       Dear Mr. Witt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services